Exhibit 99.1

Courier Reports First-Quarter Results

Earnings Off on Slow Textbook Orders, Reduced Creative Homeowner Sales

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended December 29, 2007, the first quarter of its 2008 fiscal year. Slower-than-expected growth in education sales combined with a weak retail environment for Creative Homeowner books produced Courier’s first down quarter in both sales and net income in more than six years. Revenues for the quarter were $62.9 million, down 2% from last year’s first-quarter sales of $64.3 million. Net income for the quarter was $1.4 million, compared to $4.0 million in the first quarter of fiscal 2007. Net income per diluted share for the quarter was $.11, versus $.32 in the first quarter of fiscal 2007.

Performance in Courier’s book manufacturing segment reflected delays in textbook orders that resulted in a significant drop in capacity utilization. Overall, book manufacturing revenues were down 1%, with modest growth in education and religious sales offset by lower trade sales. Results in Courier’s specialty book publishing segment were also mixed, with sales and income down at Creative Homeowner amid continued softness in the housing sector, but up for the rest of the segment, consisting of Dover Publications and Research & Education Association (REA).

“We were hit by simultaneous challenges on both sides of our business this quarter,” said Courier Chairman and Chief Executive Officer James F. Conway III. “In book manufacturing, despite all indications pointing to another full year of strong sales in education, textbook reprint orders were unexpectedly slow this fall, sharply reducing the segment’s capacity utilization and profitability even as we continued to gain share. Normally, publishers order textbook reprints during the fall to spread manufacturing workloads throughout the year, but this year a variety of industry factors significantly reduced that order flow. In publishing, Creative Homeowner sales continued to be held back by reduced consumer traffic at home improvement centers, its most important sales channel.

“Against this challenging background, it is worth noting that sales to the religious market rebounded in the quarter to their historic growth norms. In addition, Research & Education Association (REA) continued to perform superbly with another double-digit sales increase. Overall, despite underperformance in the first quarter, the long-term fundamentals are still solid across both of our business segments.”

Book manufacturing sales off 1%; religious sales up

Courier’s book manufacturing segment had first-quarter sales of $49.7 million, down 1% from last year’s first quarter. Pretax income for the segment was down in the quarter to $2.5 million, versus $5.9 million in last year’s first quarter. Gross profit in the segment fell to $10.4 million from $13.1 million, decreasing as a percentage of sales to 20.9% from 26.1% in 2007. This decrease reflected a combination of underutilized capacity and a $600,000 increase in depreciation costs resulting from last year’s investments in additional capacity to serve the long-term growth of the education market.

The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market were well below expectations but still up 5% in the quarter, primarily driven by sales of four-color textbooks for elementary and high schools. Sales to the religious market were up 3% from last year’s first quarter, within the range of long-term growth expectations for this market. Sales to the specialty trade market, despite share gains and a number of new accounts, were down 7% from fiscal 2007’s first quarter, which included several large one-time orders.

During the quarter, Courier continued to progress on a major upgrade of printing and binding technology at its Philadelphia religious printing subsidiary in support of a key customer’s global scripture distribution program. Sales to this customer, which had been off in the two prior quarters, returned to historic growth rates during the quarter. Quarter-to-quarter sales fluctuations have been characteristic of this customer relationship for many years and can be expected to continue.

“Both nationwide textbook adoption commitments and the comments we have received from customers suggest that 2008 will be another record-breaking year of textbook sales for Courier,” said Mr. Conway. “But in the first quarter, a variety of factors caused a drop in fall textbook orders. We believe many of these orders will simply come in later in the fiscal year to satisfy the demand that we are confident is there. The challenge to the entire book manufacturing industry will be to accommodate the increased production needs we foresee in a shortened season. We expect to take full advantage of the expanded capacity at our Kendallville, Indiana plant to help make sure that teachers and students across the country have the books they need this coming year.”

Specialty publishing results reflect housing sector woes

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping and gardening, as well as complete home plans and blueprints.

First-quarter sales for the segment were $15.3 million, down 9% from $16.8 million in last year’s first quarter. The shortfall was attributable to a 24% decline in revenues at Creative Homeowner, which has been hurt by weakness in the economy’s housing sector, reduced traffic at home improvement centers, and changes in the size and timing of retailers’ promotions. Sales for the rest of the segment were up 2%, with 19% sales growth at REA partially offset by a 2% sales decline at Dover. As a result of the impact of lower sales, Creative Homeowner lost $750,000 in the quarter, reducing the segment’s pretax income to $49,000 from $807,000 a year earlier. Apart from Creative Homeowner, pretax income in the segment was up 62% from the first quarter of fiscal 2007, with both Dover and REA reporting gains of more than 50%.

“With the daily barrage of news about U.S. home sales, Creative Homeowner’s results were not unexpected,” said Mr. Conway. “But they are also not predictive. In fact, with a wave of new products and supporting retail promotions at bookstores and home centers, we expect Creative Homeowner to return to profitability over the balance of the year, starting as early as this spring. Equally important, the rest of the segment is doing considerably better, with dramatic sales gains at REA, strong packaged-product sales at Dover, and profitability up sharply at both businesses. We continue to work on maximizing synergies in marketing and sales while also exploring additional opportunities to broaden the segment’s portfolio. Also, starting this January with the expiration of Creative Homeowner’s external printing contracts, we are bringing that work in-house, delivering additional revenue in book manufacturing and increased profitability for both our segments.”

Outlook

“With a difficult first quarter behind us, the strong fundamentals underlying our businesses and markets are still there,” said Mr. Conway. “As a result, we expect to regain our momentum as the rest of the year unfolds. In book manufacturing, we expect education sales to lead the segment to solid growth, as publishers work to meet projected increases in demand from school districts. In publishing, we expect Creative Homeowner to deliver improved performance starting in the current quarter and increasing as the year progresses. Overall, we expect gains in both segments leading to a much stronger second half of the fiscal year, in keeping with prior-year patterns. But because of the shortfall in the first quarter, we are reducing our full-year guidance.

“For the remaining nine months of fiscal 2008, we expect sales growth of 10% to 13%. For the same nine month period, we expect earnings per share of $1.94 to $2.04, an increase of between 13% and 19% over earnings of $1.71 for the last nine months of fiscal 2007. For fiscal 2008 overall, we project sales growth of 7% to 9%, resulting in total sales of between $317 and $322 million. We expect full year earnings per share of $2.05 to $2.15 for fiscal 2008, compared to $2.03 per diluted share in fiscal 2007.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. For the first quarter of fiscal 2008, Courier’s EBITDA was $8 million, compared to $11 million for last year’s first quarter. For the full year, we expect EBITDA to be between $64 million and $66 million. This would represent an increase of 5% to 8%.”

Share Repurchase Plan

During the first quarter of fiscal 2008, Courier repurchased approximately 90,000 shares of its common stock for approximately $2.9 million under its share repurchase plan. As of the end of the first quarter of fiscal 2008, Courier had approximately $7.1 million of authorization still available under the share repurchase plan for future stock repurchases.

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe”, “expect”, “anticipate”, “intend”, “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates such as the housing market, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in the Company’s effective income tax rate, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	FIRST QUARTER ENDED
	December 29,	December 30,
	2007	2006

Net sales	$62,863	$64,312
Cost of sales	46,122	44,168

Gross profit	16,741	20,144

Selling and administrative expenses	14,216	13,501
Interest expense, net	295	222

Income before taxes	2,230	6,421

Provision for income taxes	814	2,398

Net income	$1,416	$4,023

Net income per diluted share	$0.11	$0.32

Cash dividends declared per share	$0.20	$0.18

Wtd. average diluted shares outstanding	12,695	12,656

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$49,707	$49,962
Specialty Publishing	15,256	16,758
Intersegment sales	(2,100)	(2,408)
Total	$62,863	$64,312

Income before taxes:
Book Manufacturing	$2,519	$5,891
Specialty Publishing	49	807
Stock based compensation	(440)	(363)
Intersegment profit	102	86
Total	$2,230	$6,421
COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 29,	September 29,
ASSETS	2007	2007

Current assets:
Cash and cash equivalents	$1,510	$1,549
Accounts receivable	38,229	47,673
Inventories	37,744	38,183
Deferred income taxes	3,467	3,469
Other current assets	2,245	1,550
Total current assets	83,195	92,424

Property, plant and equipment, net	96,230	97,778
Goodwill and other intangibles	67,885	68,103
Prepublication costs	10,237	10,220
Other assets	1,292	1,310

Total assets	$258,839	$269,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$91	$91
Accounts payable	13,084	20,111
Accrued taxes	938	2,129
Other current liabilities	13,411	14,061
Total current liabilities	27,524	36,392

Long-term debt	18,147	17,375
Deferred income taxes	10,135	9,446
Other liabilities	3,375	3,511

Total liabilities	59,181	66,724

Total stockholders' equity	199,658	203,111

Total liabilities and stockholders' equity	$258,839	$269,835
COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 29,	December 30,
	2007	2006

Operating Activities:
Net income	$1,416	$4,023
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	5,174	4,405
Stock based compensation	440	363
Deferred income taxes	691	570
Changes in working capital	320	(1,720)
Other, net	(171)	(252)

Cash provided from operating activities	7,870	7,389

Investment Activities:
Capital expenditures	(2,192)	(7,895)
Prepublication costs	(1,228)	(1,405)

Cash used for investment activities	(3,420)	(9,300)

Financing Activities:
Long-term borrowings, net	772	3,726
Cash dividends	(2,523)	(2,242)
Proceeds from stock plans	105	475
Stock repurchases	(2,893)	-
Excess tax benefits from stock based compensation	50	(25)

Cash provided from (used for) financing activities	(4,489)	1,934

Increase (decrease) in cash and cash equivalents	(39)	23

Cash and cash equivalents at the beginning of the period	1,549	1,483

Cash and cash equivalents at the end of the period	$1,510	$1,506

Non-GAAP measures - EBITDA:
Net income	$1,416	$4,023
Provision for income taxes	814	2,398
Interest expense, net	295	222
Depreciation and amortization	5,174	4,405
EBITDA	$7,699	$11,048

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Robert P. Story, Jr., 978-251-6000
Executive Vice President and Chief Operating Officer
www.courier.com